As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-272960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (File No. 333-272960)

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MFA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	13-3974868
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
One Vanderbilt Ave., 48th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

MFA Financial, Inc. 401(k) Savings Plan

(Full title of the plan)

Craig L. Knutson

Chief Executive Officer

MFA Financial, Inc.

One Vanderbilt Ave., 48th Floor

New York, New York 10017

(212) 207-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harold E. Schwartz Senior Vice President, General Counsel and Secretary MFA Financial, Inc. One Vanderbilt Ave., 48th Floor New York, New York 10017 (212) 207-6400	Robert K. Smith, Esq. Hunton Andrews Kurth LLP 2200 Pennsylvania Ave NW Washington, DC 20037 (202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

EXPLANATORY NOTE

MFA Financial, Inc. (the “Company,” “we” or “our”) is filing this post-effective amendment to deregister the shares of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), of the Company, previously registered under the Company’s registration statement on Form S-8 No. 333-272960 (the “Registration Statement”), which registered the offering of 40,000 shares of Series B Preferred Stock and an indeterminate number of interests pursuant to the Company’s 401(k) Savings Plan (the “Plan”).

Effective after 4:00 p.m. Eastern Time on December 1, 2025, investing in our Series B Preferred Stock ceased to be an investment option under the Plan, and from and after such time and date through December 5, 2025, all balances invested in our Series B Preferred Stock and related plan interests were liquidated. Accordingly, no offers or sales of shares of Series B Preferred Stock under the Plan or any related plan interests related thereto are required to be registered under the Registration Statement. The Company hereby terminates the effectiveness of the Registration Statement, and the Registrant hereby deregisters all shares of the Series B Preferred Stock and all related plan interests registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Series B Preferred Stock and related plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 12, 2025.

MFA FINANCIAL, INC.

By:	/s/ Craig L. Knutson
Name: Craig L. Knutson
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig L. Knutson, Michael C. Roper and Harold E. Schwartz, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including this post-effective amendment) to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ Craig L. Knutson	Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2025
Craig L. Knutson
/s/ Michael C. Roper	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 12, 2025
Michael C. Roper
/s/ Bryan Doran	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 12, 2025
Bryan Doran
/s/ Laurie S. Goodman	Chair of the Board and Director	December 12, 2025
Laurie S. Goodman

/s/ Robin Josephs	Director	December 12, 2025
Robin Josephs

/s/ Lisa Polsky	Director	December 12, 2025
Lisa Polsky

/s/ Christopher Small	Director	December 12, 2025
Christopher Small

/s/ Sheila A. Stamps	Director	December 12, 2025
Sheila A. Stamps

/s/ Richard C. Wald	Director	December 12, 2025
Richard C. Wald